Exhibit 10.1
SECOND SETTLEMENT AGREEMENT
     SECOND SETTLEMENT AGREEMENT, dated the 22nd day of December, 2008 (this “Agreement”), by and among O’Charley’s Inc., a Tennessee corporation (the “Company”), and Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z (“Crescendo Partners II”), Crescendo Partners III, L.P., Crescendo Investments II, LLC, Crescendo Investments III, LLC (collectively, “Crescendo” and each a “Crescendo Party”).
     WHEREAS, Crescendo and the Company entered into a settlement agreement dated March 12, 2008 (the “First Settlement Agreement”), pursuant to which, among other things: (i) Arnaud Ajdler, Gregory Monahan and Douglas Benham (each a “Crescendo Director,” and together with the individual to be appointed to the Company’s Board of Directors (the “Board”) pursuant to Section 1(a), the “Crescendo Directors”) were appointed to the Board and certain of its committees; (ii) the Company agreed to declassify its Board of Directors, which such declassification was subsequently approved by the Company’s shareholders; (iii) the parties agreed to take certain actions with respect to the Company’s 2008 Annual Meeting of Shareholders; and (iv) Crescendo agreed to refrain from certain other actions generally through the adjournment of the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”), subject to certain conditions, which were not met; and
     WHEREAS, the parties desire to avoid a proxy contest with respect to the 2009 Annual Meeting, and in light of the Chief Executive Officer’s planned retirement from the Company, have concluded that it is in the Company’s and its shareholders’ best interests to come to an agreement with respect to certain matters related to the 2009 Annual Meeting and certain other matters, as provided herein.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:
     1. Crescendo Board Appointment; 2009 Annual Meeting and Related Matters.
          (a) Board Expansion. The Company hereby agrees that, no later than 10 business days from the date hereof, the size of the Board will be expanded from 11 to 12 directors. Promptly following the execution of this Agreement, Crescendo shall recommend to the Board an individual with relevant restaurant, hospitality or retail industry experience who qualifies as “independent” under NASDAQ listing standards to fill the newly-created directorship resulting from the increase in the size of the Board; provided, that the Board, upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), will have determined, after a prompt, good faith, reasonable and customary review that such individual qualifies to serve on the Board and is “independent” pursuant to the listing standards of the NASDAQ Stock Market (the “NASDAQ”). If the Nominating Committee determines that such person does not meet the qualifications of the Board or is not “independent” pursuant to the listing standards of the NASDAQ Stock Market, Crescendo shall have the right to propose additional individuals so qualified to be considered and appointed in accordance with the provisions of this Section 1(a). The Board shall immediately appoint any such qualified candidate proposed by Crescendo to fill the newly created directorship as soon as such candidate’s qualifications have been reviewed and approved by the Nominating Committee. The Company will promptly thereafter expand the size of the Board and appoint such individual to the Board, subject only to the Nominating Committee’s and the Board’s prompt, good faith, reasonable and customary review of such individual’s qualifications.
          (b) Board Composition Following 2009 Annual Meeting. The parties hereby agree to the following with respect to the composition of the Board of Directors:

               (i) Board Size Through 2009 Annual Meeting. The size of the Board will not be increased to more than 12 directors before the Company’s Board of Directors’ meeting held in connection with the Company’s 2009 Annual Meeting.
               (ii) Board Restructuring at 2009 Annual Meeting. Effective as of the adjournment of the 2009 Annual Meeting, the Board will be comprised of 10 directors. To effect this reduction in the Board’s size from 12 to 10 members: (a) Gregory L. Burns will not stand for re-election at the 2009 Annual Meeting and his term as a director will expire at the adjournment thereof; (b) the Company will either (x) nominate a total of seven directors for election at the 2009 Annual Meeting, which slate will consist of Messrs. Ajdler and Monahan, the individual appointed to the Board upon the recommendation of Crescendo pursuant to Section 1(a) and four other nominees of the Company, or (y) the Company will, effective as of the adjournment of the 2009 Annual Meeting, obtain the resignation of an incumbent director (other than Douglas Benham) whose term expires at the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”), and will nominate a total of eight directors for election, which will consist of Messrs. Ajdler and Monahan, the individual appointed to the Board upon the recommendation of Crescendo pursuant to Section 1(a) and five other nominees of the Company.
     The Company will solicit proxies for the election of the Crescendo Directors at the 2009 Annual Meeting in the same manner as it does with respect to all other director nominees. The Company will use its reasonable best efforts to cause all Voting Securities (as such term is defined in Section 10) that members of the Board are entitled to vote at the 2009 Annual Meeting to be voted in favor of the election of Crescendo Directors. Each Crescendo Party will vote, and will cause its respective Affiliates and Associates (as such terms are defined in Section 10) to vote, all Voting Securities (as such term is defined in Section 10) that it is entitled to vote at the 2009 Annual Meeting (i) in favor of the election of each of the Company’s nominees for election to the Board, and (iii) in its discretion with regard to any other items of business that are brought before such meeting.
     Notwithstanding anything to the contrary herein, the Board may expand its size at any time by one director in connection with the hiring of a new permanent chief executive officer (the “New CEO”), if the Board determines to appoint the New CEO to the Board.
               (iii) 2009 Annual Meeting Date and Items of Business. The Company will hold its 2009 Annual Meeting at such time as is determined by the Board; provided, that the Company will use all reasonable efforts to cause the 2009 Annual Meeting to be held on or before May 29, 2009, and in no event will such meeting be held later than June 30, 2009. The only items to be put to a shareholder vote at the 2009 Annual Meeting will be (i) the election of directors as contemplated herein, (ii) ratification of the Company’s auditors and (iii) any shareholder proposal that the Company is required to bring to a vote under applicable law.
               (iv) Board Representation Upon Reduction in Crescendo Ownership. Notwithstanding anything to the contrary herein, at any time during the term hereof, (A) if Crescendo owns less than the lesser of 5% of the Company’s outstanding Voting Securities (as such term is defined in Section 10) and 1,065,774 shares of the Company’s common stock (“Common Stock”), but more than the lesser of 1% of the Company’s outstanding Voting Securities and 213,155 shares of Common Stock, it will be entitled to representation on the Board of no more than two Crescendo Directors and (B) if Crescendo owns less than the lesser of 1% of the Company’s outstanding Voting Securities and 213,155 shares of common stock, it will not be entitled to any representation on the Board. Immediately after Crescendo’s beneficial ownership of the Company’s Voting Securities falls below the aforementioned requisite thresholds, Crescendo will so notify the Company and will cause the appropriate number of Crescendo Directors to immediately resign. If a Crescendo Director is required to resign from the Board pursuant to subpart (A) of the preceding sentence, Crescendo will cause a Crescendo Director appointed to the class of directors whose current terms expire at the 2009 Annual Meeting to resign.
               (v) Crescendo Director Vacancies. If any Crescendo Director leaves the Board (whether by resignation or otherwise) before the 2010 Annual Meeting (other than pursuant to Section 1(b)(iv) hereof), Crescendo will be entitled to recommend to the Nominating Committee replacement director(s) (each of whom will be deemed a Crescendo Director for purposes of this Agreement) who will qualify as “independent” pursuant to NASDAQ listing standards; provided, that any such successor nominee to Douglas Benham or the individual appointed to the Board pursuant to Section 1(a) (the “New Director”) will have relevant restaurant, hospitality or retail industry experience. The Nominating Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by Crescendo. In the event the Nominating Committee does not accept a replacement director(s) recommended by Crescendo, Crescendo will have the right to recommend additional replacement director(s) for consideration by the Nominating Committee. The Board will appoint such replacement director(s) to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such replacement director(s).
          (c) Committee Membership of Crescendo Directors. Upon the execution of this Agreement, Gregory Monahan shall continue to serve as a member of each of the Nominating Committee of the Board and Executive Committee of the Board and Arnaud Ajdler shall continue to serve as a member of the Compensation and Human Resources Committee of the Board. The Company will take all action necessary in furtherance of the appointment of the New Director to the Audit Committee of the Board assuming he satisfies the applicable NASDAQ listing requirements and Securities and Exchange Commission (“SEC”) rules and subject to his approval to serve on such committee.
          (d) Related Board Matters; Liaison Director. The parties hereby agree to the following with respect to certain other matters relating to the Board of Directors:
               (i) Resignation of Gregory Burns. Messr. Burns will continue to serve as the Company’s Chief Executive Officer, President, Chairman of the Board and Chairman of the Executive Committee of the Board through the Board’s regularly scheduled meeting in February 2009 (the “February Board Meeting”), at which time Messr. Burns will tender his resignation from each such position with the Company; provided however, Messr. Burns shall continue to serve as a director until the 2009 Annual Meeting.
               (ii) Matters Relating to the February Board Meeting. At the February Board Meeting, the Board will (i) name Lawrence E. Hyatt as interim Chief Executive Officer and President to act in that capacity until the hiring of the New CEO, (ii) appoint Messr. Benham as Chairman of the Executive Committee of the Board and (iii) appoint Richard Reiss, Jr. as Lead Independent Director.
               (iii) Interim Liaison Director. Upon the execution of this Agreement, the Company will take all action necessary in furtherance of (i) the appointment of Messr. Benham to the Executive Committee of the Board, (ii) the creation of the role of Interim Liaison Director of the Executive Committee of the Board and (iii) the appointment of Messr. Benham to serve as Interim Liaison Director beginning as of the date hereof. Messr. Benham’s duties in his role as Interim Liaison Director shall include (i) spending two days per week, on average, at the Company beginning the week of January 5, 2009, (ii) serving as liaison between the management team and the Executive Committee of the Board, (iii) monitoring the performance of the Company, (iv) attending meetings of the Company’s Executive Leadership Council, (v) providing advice and guidance to the management team on strategic direction and major decisions and (vi) performing such other duties as requested by the Executive

Committee and agreeable to Messr. Benham. Messr. Benham’s role as Interim Liaison Director shall terminate upon Messr. Benham’s appointment as Chairman of the Executive Committee of the Board at the February Board Meeting, at which time Messr. Benham will continue the aforementioned duties of Interim Liaison Director in such new role. In connection with serving as Interim Liaison Director and Chairman of the Executive Committee of the Board, the Company has agreed to compensate Messr. Benham as follows: (i) on January 5, 2009, Messr. Benham will be granted 7,500 shares of the Company’s common stock under the Company’s 2008 Equity and Incentive Plan and be paid $15,000 in cash; (ii) on February 27, 2009 and at the conclusion of every subsequent four-week accounting period (an “Accounting Period”) in which he serves in such capacity, Messr. Benham will be paid $30,000, which amounts shall be in addition to the compensation Messr. Benham otherwise receives in connection with his service as a director of the Company and which shall be prorated accordingly in the event Messr. Benham’s service begins or ends during any Accounting Period; and (iii) the Company will reimburse Messr. Benham for his reasonable out-of-pocket expenses, including travel expenses, incurred in connection with serving as Interim Liaison Director or Chairman of the Executive Committee of the Board, as the case may be. After serving in such role for a period of four Accounting Periods, the Executive Committee of the Board will review the duties performed by Messr. Benham and the related time requirements for such services and decide whether Messr. Benham’s duties should be adjusted and the appropriate level of compensation for such duties. Any decision to revise Messr. Benham’s duties as Chairman of the Executive Committee of the Board and corresponding compensation at such time will require the approval of a majority of all of the members of the Executive Committee.
               (iv) Matters Relating to the New CEO. Promptly following the date hereof, the Executive Committee of the Board will initiate a search for the New CEO. Upon the later of the date of the 2009 Annual Meeting and the date of election of the New CEO, the Executive Committee of the Board will recommend for approval by the Board a director to serve as the non-executive Chairman of the Board, which recommendation will require the approval of a majority of all of the members of the Executive Committee. At any such time as a non-executive Chairman of the Board is appointed, the position of lead independent director shall cease to exist. Following the appointment of the New CEO, Messr. Benham shall remain Chairman of the Executive Committee of the Board, unless a majority of all of the members of the Executive Committee shall determine otherwise.
     2. Termination. This Agreement will remain in full force and effect and will be fully binding on the parties hereto in accordance with the provisions hereof until the date that is five business days prior to the last date on which a shareholder of the Company may submit nominations for the Board in connection with the Company’s 2010 Annual Meeting of Shareholders (the “Termination Date”). Section 14 and Section 15 will survive any termination of this Agreement.
     3. Standstill.
          (a) Each Crescendo Party agrees that during the period commencing on the date hereof and ending on the Termination Date, without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, it will not, and will cause each of its Affiliates, Associates, officers, agents and other Persons acting on its behalf not to:
               (i) acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities (as such term is defined in Section 10) generally on a pro rata basis, provided that any such securities so received will be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as such term is defined in Section 10), by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise, any Voting Securities, or otherwise become the economic owner (as such term is defined in Section 10) of any such securities, if after giving effect to such acquisition it (by itself or together with any other Crescendo Party, its respective Affiliates and Associates and any other Person with whom it, such other Crescendo Party or any such Affiliate or Associate has any agreement, understanding or arrangement with respect to Voting Securities) would be the beneficial owner or economic owner of more than 15% of the Company’s outstanding Voting Securities. For the purposes of this Section 3(a)(i), any Voting Securities, including options to acquire Voting Securities, that have been or are hereafter issued or granted to Mr. Benham in his capacity as a director, or any other Voting Securities otherwise acquired by Mr. Benham in his individual capacity, shall not be deemed to be Voting Securities held, beneficially owned or controlled by Crescendo or any other Crescendo Party. For the purposes of computing the beneficial ownership at the time of any purchase, the number of outstanding Voting Securities will be determined by the latest available Company filing with the Securities and Exchange Commission (the “SEC”);
               (ii) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; induce or attempt to induce any other Person to initiate any such shareholder proposal; or otherwise communicate or seek to communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; provided, however, that nothing herein will limit the ability of any Crescendo Party, or its respective Affiliates and Associates, except as otherwise provided in Section 1(b)(ii), to vote its Voting Securities on any matter submitted to a vote of the stockholders of the Company or announce its opposition to any Board-approved proposals not supported by Messrs. Ajdler or Monahan or limit the ability of the Crescendo Directors to exercise their rights as members of the Board while serving as members of the Board;
               (iii) form, join or in any way participate in any “group” (within the meaning of Rule 13d-5 of Regulation 13D-G under the Exchange Act) with respect to any Voting Securities, other than a “group” that includes all or some lesser number of the Crescendo Parties, but does not include any other members who are not currently identified as a Crescendo Party;
               (iv) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except as expressly set forth in this Agreement;
               (v) seek to have called, or cause to be called, any meeting of shareholders of the Company;
               (vi) make any public demand to inspect the books and records of the Company, including pursuant to any statutory right that Crescendo may have;
               (vii) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other Person that engages, or offers or proposes to engage, in any of the foregoing;

               (viii) make any proposal (including to publicly disclose or discuss any proposal) or enter into any discussion regarding any of the foregoing, or make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or publicly disclose any request to amend, waive or terminate any provision of this Agreement; provided, however, that nothing herein will limit the ability of any Crescendo Party, or its respective Affiliates and Associates, except as otherwise provided in Section 1(b)(ii), to vote its Voting Securities on any matter submitted to a vote of the stockholders of the Company or announce its opposition to any Board-approved proposals not supported by Messrs. Ajdler or Monahan or limit the ability of the Crescendo Directors to exercise their rights as members of the Board while serving as members of the Board; and provided, further, that notwithstanding anything in this Section 3(a) to the contrary, if, at any time a third party (A) commences a tender offer for at least 50% of the outstanding capital stock of the Company or (B) enters into an agreement with the Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 50% of the outstanding capital stock of the Company or all or substantially all of its assets, then the restrictions on Crescendo set forth in Sections 3(a)(ii), 3(a)(iii) and 3(a)(vi) with respect to solicitations of proxies shall terminate and cease to be of any further force or effect, such that Crescendo may (i) solicit proxies with respect to any shareholder vote required in connection with any transactions of the nature contemplated in subparts (A) and (B) of this proviso, and (ii) take any actions in connection with any such solicitation of proxies, including requesting a stockholder list and related information, filing an amendment or amendments to its Schedule 13D regarding the Common Stock of the Company as required by law or taking any other action related to the solicitation of proxies or making any public filings or announcements in furtherance thereof; or
               (ix) take or cause or induce others to take any action inconsistent with any of the foregoing.
          (b) Each Crescendo Party will be released from its standstill obligations set forth in Section 3(a) on the Termination Date.
     4. Representations and Warranties of Crescendo. Each Crescendo Party represents and warrants as follows:
          (a) Each Crescendo Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
          (b) This Agreement has been duly and validly authorized, executed, and delivered by each Crescendo Party, constitutes a valid and binding obligation and agreement of each Crescendo Party, and is enforceable against each Crescendo Party in accordance with its terms.
          (c) Crescendo, together with its Affiliates and Associates, are beneficial owners and/or economic owners, directly or indirectly, of an aggregate of shares of Common Stock as set forth by beneficial owner and amount on Schedule A hereto and such shares of Common Stock constitute all of the Voting Securities of the Company owned by each Crescendo Party and its respective Affiliates and Associates.
     5. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:
          (a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

          (b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms.
     6. Specific Performance. Each of Crescendo, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that Crescendo, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
     7. Press Release. Immediately following the execution and delivery of this Agreement, the Company will issue the press release attached hereto as Exhibit A (the “Press Release”). None of the parties hereto will before the Termination Date make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 7. Following the date hereof, no Crescendo Party, nor any of their respective Affiliates or Associates, will before the Termination Date issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Company, its management or the Board or the Company’s business without prior written consent of the Company, provided, however, that Crescendo may make such filings as are required by law or as may be required by law per advice from its outside counsel; provided further, that nothing herein will limit the ability of any Crescendo Party, its respective Affiliates and Associates to publicly announce its opposition to any Board-approved proposals not supported by Messrs. Ajdler or Monahan.
     8. Expenses. Within 10 business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse Crescendo for its reasonable out-of-pocket fees and expenses incurred on or before the date hereof in connection with its negotiation and execution of this Agreement and all related activities and matters; provided, such reimbursement will not exceed $35,000 in the aggregate.
     9. No Waiver. Any waiver by either the Representative (as defined in Section 17) or the Company of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either the Representative or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     10. Certain Definitions. As used in this Agreement, (a) the term “Person” will mean any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise; (b) the terms “Affiliates” and “Associates” will have the meanings set forth in Rule 12b-2 under the Exchange Act and will include Persons who become Affiliates or Associates of any Person subsequent to the date hereof; (c) the term “Voting Securities” will mean any securities of the Company entitled, or which may be entitled, to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to passage of time or other contingencies; (d) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and (e) the terms “economic owner” and “economically own” will have the same meanings as “beneficial owner” and “beneficially own,” except that a Person will also be deemed to economically own and to be the economic owner of (i) all shares of the Common Stock that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and (ii) all shares of Common Stock in which the Person has any economic interest, including, without limitation, pursuant to a cash-settled call option or other derivative security, contract or instruction in any way related to the price of shares of Common Stock.
     11. Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
     12. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.
     13. Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
     14. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending if sent facsimile, with electronic confirmation of sending; provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing address set forth below (or to such other mailing address as a party may designate by notice to the other parties in accordance with this Section 14), (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below (or to such other mailing addresses as a party may designate by notice to the other parties in accordance with this Section 14) or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:	O’Charley’s Inc.
3038 Sidco Drive
Nashville, TN 37204
Attn: Lawrence E. Hyatt, Chief Financial Officer
Facsimile: (615) 782-5043

with a copy to:	Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238-3001
Attn: J. Page Davidson
Facsimile: (615) 742-2753

If to Crescendo
or the Representative:	Eric S. Rosenfeld
c/o Crescendo Partners II, L.P., Series Z
825 Third Avenue, 40th Floor
New York, New York 10022
Facsimile: (212) 319-0760

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention: Steven Wolosky
Facsimile: (212) 451-2222
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     15. Jurisdiction; Applicable Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts in Davidson County in the State of Tennessee in the event any dispute arises out of this Agreement, (b) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Tennessee, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave form any such court, and (c) agrees that service of process in any proceeding in any such court may be made by registered mail, return receipt requested, in the case of the Company, to the address set forth in Section 14 and in the case of any Crescendo Party, to the address of Crescendo and the Representative set forth in Section 14. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Tennessee applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.
     16. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same Agreement.
     17. Crescendo Representative. Crescendo hereby irrevocably appoints Eric S. Rosenfeld as its attorney-in-fact and representative (the “Representative”), in its place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement. The Company will be entitled to rely, as being binding on Crescendo, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative.
     18. First Settlement Agreement. This Agreement supersedes and replaces the First Settlement Agreement, which is of no further force and effect and under which the parties have no remaining liabilities or obligations.
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     IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Agreement to be executed or caused to be executed on its behalf on the date first above written.

O’CHARLEY’S INC.

By:	/s/ Lawrence E. Hyatt

Name:	Lawrence E. Hyatt
Title:	Chief Financial Officer

CRESCENDO PARTNERS II, L.P., SERIES Z

By:

Crescendo Investments II, LLC, General Partner

	By:	/s/ Eric S. Rosenfeld

	Name:	Eric S. Rosenfeld
	Title:	Managing Member

CRESCENDO PARTNERS III, L.P.

By:

Crescendo Investments III, LLC, General Partner

	By:	/s/ Eric S. Rosenfeld

	Name:	Eric S. Rosenfeld
	Title:	Managing Member

CRESCENDO INVESTMENTS II, LLC

By:	/s/ Eric S. Rosenfeld

Name:	Eric S. Rosenfeld
Title:	Managing Member

CRESCENDO INVESTMENTS III, LLC

By:	/s/ Eric S. Rosenfeld

Name:	Eric S. Rosenfeld
Title:	Managing Member

/s/ Eric S. Rosenfeld

ERIC S. ROSENFELD
Signature Page to Second Settlement Agreement

Schedule A
Summary of Beneficial and Economic Ownership of Shares of Common Stock of O’Charley’s Inc.

	Beneficially	Economically	Percent of
Owner	Owned	Owned	Class
Crescendo Investments II, LLC	2,534,891	0 shares	11.4%

Crescendo Investments III, LLC	136,474	0 shares	Less than 1%

Crescendo Partners II, L.P., Series Z	2,534,891	2,534,891	11.4%

Crescendo Partners III, L.P.	136,474	136,474	Less than 1%

Eric S. Rosenfeld	2,671,365	0 shares	12.0%

Arnaud Ajdler	11,265	11,265	Less than 1%

Douglas Benham	18,865	18,865	Less than 1%

Gregory R. Monahan	10,015 [1]	10,015	Less than 1%

[1]	Includes 400 shares of Common Stock held in Mr. Monahan’s IRA account.